Filed pursuant to Rule 433
Registration No. 333-158200-01
Free Writing Prospectus Dated May 19, 2009
PPL ELECTRIC UTILITIES CORPORATION
$300,000,000
6.25% FIRST MORTGAGE BONDS DUE 2039

Issuer:	PPL Electric Utilities Corporation

Title:	6.25% First Mortgage Bonds due 2039

Expected Credit Ratings* (Moody’s/S&P/Fitch):	A3/A-/A-

Issuance Format:	SEC Registered

Principal Amount:	$300,000,000

Trade Date:	May 19, 2009

Settlement Date:	May 22, 2009 (T + 3)

Maturity Date:	May 15, 2039

Benchmark Treasury:	3.50% due February 15, 2039

Benchmark Treasury Yield:	4.195%

Spread to Benchmark Treasury:	210 basis points

Re-offer Yield:	6.295%

Annual Interest Rate:	6.25%

Interest Payment Dates:	Semi-annually on each May 15 and November 15, commencing on November 15, 2009

Price to Investors:	99.398% plus accrued interest, if any, from Settlement Date

Optional Redemption:	The bonds will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of 100% of the principal amount of the bonds being redeemed or the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 35 basis points.

CUSIP Number:	69351U AM5

Joint Bookrunners:	Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated UBS Securities LLC

Co-Managers	J.P. Morgan Securities Inc.
U.S. Bancorp Investments, Inc.
Wachovia Capital Markets, LLC

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Credit Suisse Securities (USA) LLC toll-free at 1-800-227-2275, Morgan Stanley & Co. Incorporated at 1-866-718-1649 or UBS Securities LLC toll-free at 877-827-6444, ext. 561-3884.